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                                                              EXHIBIT  23.02



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of NEXTLINK Communications, Inc. on Form S-8 of our report dated January 24, 1997, except for Note 7 as to which the date is February 4, 1997, related to the financial statements of Linkatel Pacific, L.P. (a California limited partnership) (a development stage entity) as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 and the cumulative period from July 21, 1993 (date of inception) to December 31, 1996, appearing in the Current Report on Form 8-K of NEXTLINK Communications, Inc., dated February 4, 1997, as amended by Amendment No. 1 on Form 8-K/A.



/s/ DELOITTE & TOUCHE LLP


Costa Mesa, California
April 23, 1997